Exhibit 4.48

AGREEMENT FOR SALE AND PURCHASE
Dated the     18th     day of  March    2013

MEDIA PROPERTY LIMITED
(formerly known as TRADE MEDIA HOLDINGS (HK) LIMITED
and formerly known as TRADE MEDIA (HOLDINGS) LIMITED)

(the Vendor)

and

GLOBAL SOURCES PROPERTIES LIMITED

(the Purchaser)

SIMON REID-KAY & ASSOCIATES
SOLICITORS
SUITE 801, 8TH FLOOR
100 QUEEN'S ROAD CENTRAL
HONG KONG

Ref: SRK/SA/CCSV/1004-0015

THIS AGREEMENT is made the 18th day of March 2013.

BETWEEN:

(1)
MEDIA PROPERTY LIMITED (formerly known as TRADE MEDIA HOLDINGS (HK) LIMITED and formerly known as TRADE MEDIA (HOLDINGS) LIMITED) (business registration number no.6545870) whose registered office is at 13th Floor, Amber Commercial Building, 70 Morrison Hill Road, Hong Kong (the Vendor); and

(2)	GLOBAL SOURCES PROPERTIES LIMITED (business registration number no.31201186) whose registered office is situate at 22nd Floor, Vita Tower, 29 Wong Chuk Hang Road, Hong Kong (the Purchaser).

1.	DEFINITION & INTERPRETATION

1.1	Definitions

 In this agreement:

 Balance of Purchase Price means the sum set out in Part 2 of Schedule 2.

 Business Day means a day which is not a general holiday in the Hong Kong SAR as from time to time defined by the General Holidays Ordinance (Cap. 149) and upon which no typhoon signal No. 8 or above or the black storm signal is hoisted in Hong Kong at any time during the hours between 9:00 a.m. to 5:00 p.m. of such Business Day. For the avoidance of doubt, Saturdays shall not be construed as a Business Day under this agreement.

 Completion Date means the date and within the times set out in Part 1 of Schedule 2.

 Deed of Mutual Covenant means the document specified in Part 2 of Schedule 1 and any modifications/variations thereon.

 Deposit means the sum of the Initial Deposit and the Further Deposit.

 Fixtures and Furniture means the fixtures and furniture (if any) listed in Schedule 3.

 Further Deposit means the sum set out in Part 2 of Schedule 2.

 Initial Deposit means the sum set out in Part 2 of Schedule 2.

 Preliminary Agreement means the agreement (if any) specified in Part 3 of Schedule 1.

 Property means the property described in Part 1 of Schedule 1.

 Purchase Price means the sum set out in Part 2 of Schedule 2.

 Purchaser's Capacity means the capacity described in Part 4 of Schedule 1 in which the Purchaser is purchasing the Property.

 Purchaser's Solicitors means the firm specified in Part 3 of Schedule 2.

 Vendor's Capacity means the capacity described in Part 5 of Schedule 1 in which the Vendor is selling the Property.

 Vendor's Solicitors means Simon Reid-Kay & Associates of Suite 801 on 8th Floor, No.100 Queen’s Road Central, Hong Kong.

 Working Day means a day which is not a general holiday in the Hong Kong SAR as from time to time defined by the General Holidays Ordinance (Cap. 149).

1.2	Interpretation

In this agreement unless the context otherwise requires:

(a)	any reference to a clause or schedule is a reference to that clause or schedule of this agreement;

(b)	any reference to an Ordinance is a reference to that Ordinance under the Laws of the Hong Kong SAR and includes any subordinate legislation made under that Ordinance;

(c)	any reference to a person includes a body corporate and an unincorporated association of persons;

(d)	any reference to a natural person includes his estate and personal representatives;

(e)
where two or more persons are comprised in the expressions the Vendor and/or the Purchaser their covenants, warranties and undertakings in this agreement shall be deemed to be made by them jointly and severally;

(f)
if the Completion Date or any date stipulated for any payment under this agreement shall not fall on a Business Day, the Completion Date or date for payment (as the case may be) shall automatically be postponed to the next Business Day;

(g)	words importing the singular number shall include the plural number and vice versa, and words importing the masculine, feminine or neuter gender shall include the others of them; and

(h)	headings are for convenience of reference only.

2.	AGREEMENT TO SELL

The Vendor sells (in the Vendor's Capacity) and the Purchaser purchases  (in the Purchaser's Capacity) the Property at the Purchase Price for the residue of the term of years created by the Government Grant together with the benefit of any right of renewal or absolutely (as the case may be), and together with the Fixtures and Furniture.

3.	PAYMENT OF THE PURCHASE PRICE

3.1	The Purchaser has paid the Initial Deposit to the Vendor direct before the date of this agreement.

3.2	The Purchaser has paid the Further Deposit to the Vendor direct on the signing of this agreement.

3.3
On completion the Purchaser shall pay the Balance of Purchase Price (and any other sums payable on completion) by one or more solicitors cheques or cashier's orders, issued by a bank licensed in the Hong Kong SAR, payable to the Vendor or (if so required by the Vendor's Solicitors) payable to such payees and split in such amounts as the Vendor's Solicitors shall specify by reasonable prior notice to the Purchaser’s Solicitors.

3.4
The Vendor's Solicitors are the Vendor's agents for the purposes of the receipt of any money due under this agreement and any payment made under this agreement to the Vendor's Solicitors shall be a full and sufficient discharge of the Purchaser's obligation in respect of that payment.

3.5	Any revocation of the authority of the Vendor's Solicitors under clause 3.4 shall be effective only if it:

(a)	is in writing addressed to the Purchaser;

(b)	is delivered to the Purchaser's Solicitors not less than 7 days before completion; and

(c)	specifically identifies this agreement.

4.	MATTERS SUBJECT TO WHICH THE PROPERTY IS SOLD

The Property is sold subject to and (where applicable) with the benefit of:

(a)	the payment of the government rent and the performance and observance of the covenants and conditions reserved by and contained in the Government Grant;

(b)	the exceptions, reservations easements, and other appurtenant rights affecting the Property;

(c)	the Deed of Mutual Covenant; and

(d)	all subsisting rights, rights of way, easements, other rights, privileges or covenants adversely or beneficially affecting the Property.

5.	PLACE FOR COMPLETION

Completion of the sale and purchase of the Property shall take place at the offices of the Vendor's Solicitors or as they may direct, on or before the Completion Date.

6.	VACANT POSSESSION

Vacant possession of the Property shall be given to the Purchaser on completion (unless otherwise agreed by the Purchaser).

7.	TIME OF THE ESSENCE

Time shall, in every respect, be of the essence of this agreement.

8.	COMPLETION

8.1
Upon completion, the Vendor and all other necessary parties (if any) shall execute an assignment or a proper assurance of the Property in accordance with this agreement to the Purchaser or its nominee or sub-purchaser but otherwise free from incumbrances.

8.2
The Vendor and the Purchaser agree and authorise their respective solicitors to complete the transaction on the basis of cross undertakings in the form from time to time recommended by the Law Society of Hong Kong with such variations thereto as they may agree. Notwithstanding the above, either party may give three Working Days prior written notice to other calling for a formal completion in which event formal completion shall take place.

9.	CONDITION OF PREMISES

9.1	The Property is and will be sold to the Purchaser on an “as is” basis.

9.2
The Vendor warrants that he has good right and full power to sell the Fixtures and Furniture to the Purchaser free from encumbrances and that the Fixtures and Furniture are not subject to any hire purchase, bill of sale, lien, credit sale agreement or other third party claims.

9.3
The Purchaser shall not be entitled to refuse to complete the sale and purchase of the Property on account of any dispute relating to the Fixtures and Furniture. Notwithstanding that any dispute may arise concerning the Fixtures and Furniture, the Purchaser must complete the sale and purchase of the Property on or before the Completion Date. Nothing herein shall prejudice the Purchaser's right to take legal proceedings on such dispute concerning the Fixtures and Furniture after completion.

10.	SALE FREE OF ENCUMBRANCES

The Vendor shall sell the Property free from all encumbrances except as otherwise specified in this agreement.

11.	APPORTIONMENTS

11.1
The Vendor shall be responsible for all outgoings payable in respect of the Property up to and including the Completion Date and the Vendor shall be entitled to all rents and profits receivable up to and including the Completion Date.

11.2	The Purchaser shall be entitled to/responsible for all rents and outgoings receivable/payable in respect of the Property after the Completion Date.

11.3
All rents, profits and outgoings shall, if necessary, be apportioned between the Vendor and the Purchaser and paid on completion provided that the Apportionment Account and the relevant receipts shall be submitted to and the Apportionment Account agreed by the Purchaser’s Solicitors at least 3 Business Days before completion.

11.4
On completion and upon production of the relevant receipt(s) the Purchaser shall pay to the Vendor amounts equal to any deposits held in respect of the Property pursuant to the Deed of Mutual Covenant (or held by the owners incorporation/building management of the building which the Property forms part), which are subsisting and transferable to the Purchaser provided that the relevant receipts shall be submitted to and the Apportionment Account agreed by the Purchaser’s Solicitors at least 3 Business Days before completion.

12.	TITLE

12.1
The Vendor shall prove title to the Property in accordance with the provisions of Section 13 of the Conveyancing and Property Ordinance at the Vendor’s own expense and shall at the like expense make and furnish to the Purchaser such certified copies of any deeds or documents of title, wills and matters of public record as may be necessary to prove such title. The costs of verifying the title by inspection and examination, including search fees, shall be borne by the Purchaser who shall also, if the Purchaser requires certified copies of any documents in the Vendor’s possession relating to other premises retained by the Vendor as well as to the Property pay the cost of such certified copies. The Vendor shall give title to the Property in accordance with the provisions of Section 13A of the Conveyancing and Property Ordinance.

12.2	(a)
Any requisition or objection in respect of the title shall be delivered in writing to the Vendor's Solicitors as soon as practicable and, in any event, not later than 7 Business Days after the date of receipt of such of the documents of title or copies of them relating to the Property by the Purchaser’s Solicitors and any further requisition or objection to the reply of the Vendor's Solicitors to any requisition or objection shall be delivered to the Vendor’s Solicitors within 7 Business Days after the date of receipt of such reply by the Purchaser’s Solicitors, otherwise the same shall be considered be waived.

(b)
Subject to Clause 12.4 hereof, the Purchaser shall accept the Vendor to produce a photocopy of any document of title not relate exclusively to the Property (the Document) obtained from the Land Registry not less than 7 Business Days before completion provided that the Vendor's Solicitors shall have given an undertaking to the Purchaser's Solicitors to provide a certified copy of the Document obtained from the Land Registry to the Purchaser’s Solicitors within 30 days after completion.

(c)
If the Purchaser shall make and insist on any objection or requisition either as to title or any matter appearing on the documents of title or otherwise which the Vendor shall be unable or (on the grounds of difficulty, delay, expense or any other reasonable ground) unwilling to remove or comply with, or if the title of the Vendor shall be defective, the Vendor shall notwithstanding any previous negotiation or litigation be at liberty to determine this agreement by 5 Business Days' notice to the Purchaser in which case unless the relevant requisitions or objections are withdrawn by the Purchaser or complied with by the Vendor this agreement shall at the expiration of such notice be terminated in which case the Purchaser shall be entitled to the return of the Deposit but without costs, compensation or interest and the Vendor may register a Memorandum of Determination signed by the Vendor alone in the Land Registry.

12.3
On completion the Purchaser shall pay the Vendor's Solicitors' costs of preparing any certified copies of title documents supplied to the Purchaser which relate to the Property as well as to other properties still retained/owned by the Vendor.

12.4
Such documents of title relate exclusively to the Property shall be released to the Purchaser or the Purchaser's Solicitors on completion in accordance with Section 13A of the Conveyancing and Property Ordinance.

13.	DESCRIPTIVE ERRORS

13.1	No error, omission or misstatement in this agreement or in any plan supplied shall annul the sale or entitle the Purchaser to be discharged from his obligations under this agreement.

13.2	The Purchaser shall be entitled to be compensated for any material error omission or misstatement made by or on behalf of the Vendor other than as to the physical condition of the Property.

13.3	No immaterial error, omission or misstatement (including a mistake in any plan furnished for identification only) shall entitle the Purchaser to compensation.

13.4
Clause 13.1 shall not apply where compensation for any error, omission or misstatement shown to be material cannot be assessed nor enable either party to compel the other to accept or convey property differing substantially (in quantity, quality, tenure or otherwise) from the Property if the other party would be prejudiced by the difference.

13.5	The Misrepresentation Ordinance applies to this agreement.

14.	NOTICES

14.1	The Vendor declares that the Vendor has not:-

(a)
received any notice affecting the Property under the Lands Resumption Ordinance or the Mass Transit Railway (Land Resumption and Related Provisions) Ordinance or the Railway Ordinance (Cap.519) or the Roads (Works, Use and Compensation) Ordinance (Cap.370) or the Land Development Corporatin Ordinance (Cap.15) or the Demolished Buildings (Redevelopment of Site) Ordinance (Cap.337) or any form of notice of similar nature under any other Ordinance affecting the Property;

(b)	received any notice to the effect that the Property is included in or affected by any lay-out plan or development permission area plan (draft or approved) under the Town Planning Ordinance;

(c)
received any notice or order from the Building Authority under the Buildings Ordinance or from the manager of the building of which the Property forms part (if any) requiring the Vendor to demolish or reinstate any part of the Property.

14.2	The Purchaser shall be solely responsible for making his own inquiry and investigation as to whether and to what extent any of the matters mentioned in clause14.1 may affect the Property.

14.3
If any notice or order or resolution as mentioned in clause14.1(c) existed or shall be issued/passed prior to the date of the completion, then the cost of complying with such notice or order or resolution, in so far as it relates to the Property, shall be borne by the Vendor.

14.4	The Vendor undertakes to notify the Purchaser forthwith in writing upon receipt of any such notice, order or resolution mentioned in Clause 14 of this Agreement.

15.	RISK IN THE PROPERTY

The Property shall, as between the Vendor and the Purchaser, be at the Purchaser's risk from the date of this agreement.

16.	STAMP DUTY

16.1
The Purchaser shall at his own cost and expense stamp the Preliminary Agreement (if necessary), this agreement (if necessary) and the subsequent assignment in accordance with the Stamp Duty Ordinance (Cap. 117) and shall pay all stamp duty therefor (including but not restricted to all penalties, ad valorem stamp duty and buyer stamp duty if any) and shall indemnify the Vendor against any cost, expense, claim, loss and damage in respect of the same. The Purchaser shall also bear the registration fee for the Preliminary Agreement (if necessary) this agreement (if necessary) and the assignment. This provision shall survive completion.

16.2
The Vendor and the Purchaser jointly declare that no date other than the date of the Preliminary Agreement, the date of this agreement and the date of the subsequent assignment (which respective dates will be entered in the relevant forms for stamping purpose) may be claimed as the relevant dates for valuation of the Property when documents are submitted for stamping.

16.3
The Vendor and the Purchaser jointly warrant that the information set out in Part 4 of Schedule 2 hereto for the purpose of Section 29B(1) of the Stamp Duty Ordinance (Cap. 117) are correct to their best knowledge and belief, and the Vendor and the Purchaser jointly make the certifications (if any) contained in Part 4 of Schedule 2.

17.	WARRANTY ON INFORMATION

17.1
Each party warrants and undertakes with the other that his name, address and the number of his identification document/business registration number (as the case may be) as specified on page 1 of this agreement and the information specified in clause 16 is in all respects accurate to the best of his knowledge and belief.

17.2
Each party undertakes fully to indemnify the other against all loss damage costs claims demands actions and proceedings incurred or suffered by or made or taken against the other party as a result of any breach of the aforesaid warranty and/or undertaking.

17.3	This clause shall survive completion.

18.	DEFAULT OF PURCHASER

18.1
If the Purchaser shall (other than due to the default of the Vendor) fail to complete the purchase according to the terms and conditions of this agreement, the Vendor shall be entitled to forfeit (absolutely, as liquidated damages and not as a penalty) the Deposit and any other sums paid under this agreement and (without being obliged to tender an assignment to the Purchaser) to determine this agreement by notice to the Purchaser.

18.2
Upon the exercise of the Vendor's right of determination under clause 18.1, the Vendor shall have the right to register at the Land Registry an instrument recording the determination of this agreement.

18.3	(a)
Upon the exercise of the Vendor's right of determination under clause18.1, the Vendor shall be entitled but not obliged to resell, let or otherwise deal with the Property or any part or parts of it either by public auction or by private contract or in such other manner and upon such terms and conditions as he shall in his absolute discretion think fit.

(b)
Without prejudice to any other right or remedy to which the Vendor may be entitled, the Vendor shall be entitled to be compensated by the Purchaser for any amount by which the price at which the Property is subsequently sold by the Vendor is less than the price under this agreement, and all reasonable expenses incurred by the Vendor in connection with that subsequent sale. If the price of re-sale is higher than the Purchase Price, the Vendor is entitled to keep all proceeds, including any increase in price, realised by any such re-sale.

19.	DEFAULT OF VENDOR

If the Vendor shall (other than due to the default of the Purchaser) fail to complete the sale in accordance with the terms of this agreement then the Deposit and all money paid under this agreement shall forthwith upon the request of the Purchaser be returned to the Purchaser who shall also be entitled to recover from the Vendor such damages as the Purchaser may sustain by reason of such failure on the part of the Vendor, and it shall not be necessary for the Purchaser to tender an assignment to the Vendor.

20.	SPECIFIC PERFORMANCE

Nothing in this agreement shall be construed so as to prevent the Purchaser or the Vendor from bringing an action and obtaining a decree for specific performance either in lieu of or in addition to damages in respect of such losses as the Purchaser or the Vendor may have sustained by reason of the neglect of the Purchaser or the Vendor (as the case may be) or the refusal of either party to complete the sale and purchase in accordance with the terms of this agreement.

21.	COSTS

21.1
Subject to clause 21.3, each party shall pay his own solicitors' costs of and incidental to the preparation, approval and completion of this agreement and the assignment made pursuant to this agreement.

21.2
All land registration fees and stamp duty payable in connection with this sale and purchase (including but not limited to the land registration fees, ad valorem stamp duty or any penalties therefor payable on the Preliminary Agreement, this agreement and the assignment made pursuant to this agreement) shall be borne by the Purchaser who shall indemnify and keep the Vendor indemnified against any loss or damage suffered by the Vendor resulting from any delay or default in payment of the said stamp duty.

21.3
On or before completion, the Purchaser shall pay the reasonable additional fees or charges of the Vendor's Solicitors payable as a result of the Purchaser requiring and the Vendor's Solicitors approving more than one assignment, or an assignment to any sub-purchaser at a price higher than the Purchase Price (the additional fee in the latter case being an amount equal to the difference between the legal fees for approving respectively an assignment at the Purchase Price and an assignment at the purchase price under the ultimate sub-sale of the Property).

22.	FULL AGREEMENT

22.1
This agreement sets out the full agreement between the parties hereto and supersedes any other commitments and/or agreements written or verbal, that the parties hereto may have had with respect to the subject matter of this agreement.

22.2
No warranty or representation express or implied of any kind other than those set out in this agreement (if any) are or have been made or given by or on behalf of the Vendor and in so far as the same have been made or given they are withdrawn or deemed to have been withdrawn immediately before the coming into effect of this agreement.

23.	NOTICES

Any notice to be given under this agreement shall be in writing and shall be validly given if delivered by hand or sent by prepaid post

(a)	to the Vendor's Solicitors, or

(b)	to the Purchaser's Solicitors,

or in either case to such substituted address as the party to be served shall previously have notified to the other for this purpose. A notice shall be deemed to have been validity given (i) if delivered by hand, at the time of such delivery (ii) if sent by prepaid post, forty-eight hours after posting.

24.	THIRD PARTY INTERESTS

The Vendor hereby declares and confirms that no third party has any right or interest whatsoever, whether legal or equitable in the Property. In the event of any third party successfully establishing a claim to the Property on or before completion, the Deposit shall forthwith be refunded to the Purchaser without prejudice to the Purchaser’s right to claim against the Vendor for all losses and damages sustained by the Purchaser by reason of the Vendor’s failure and/or inability to complete the sale in accordance with the terms of this agreement and it shall not be necessary for the Purchaser to tender an assignment to the Vendor for execution.

25.	INFECTIOUS DISEASES

Notwithstanding any terms contained in this agreement to the contrary, if the sale and purchase herein cannot be completed as scheduled herein owing to the fact that :-

25.1
the Vendor or the Purchaser (or, in case of the Vendor or the Purchaser being a corporation, all the directors of the corporation or sufficient of them to constitute a quorum at directors' meeting) is/are required to be hospitalized for being or suspected of being infected with "Influenza A (H1N1)" or "Swine Influenza", the variety of atypical pneumonia known as "SARS" or any other contagious disease/virus/bacteria or any of the scheduled infectious diseases or the scheduled infectious agents under the Prevention and Control of Disease Ordinance (Cap. 599) (the PCDO) (each of them a Disease and together, the Diseases) and such person(s) is/are isolated/quarantined/detained under the provisions of the PCDO or other similar legislation during the period before but inclusive of the Completion Date, completion of the sale and purchase herein shall be postponed to a day that is within 5 Business Days after the Vendor or the Purchaser (or, in case of the Vendor or the Purchaser being a corporation, all the directors of the corporation or sufficient of them to constitute a quorum at directors' meeting) is/are discharged from hospital and is/are no longer required to be so isolated/quarantined/detained; and/or

25.2
the offices of the Vendor's Solicitors or the Purchaser's Solicitors or the intending mortgagee of the Purchaser or the existing mortgagee of the Vendor (as the case may be) is/are required to be closed for carrying out disinfecting procedure by reason of the occurrence of any of the Diseases during the period before but inclusive of the Completion Date, completion of the sale and purchase herein shall be postponed to a day that is within 5 Business Days after their offices (as the case may be) re-open; and/or

25.3
the proprietor or all the partners of the firm(s) of the Vendor's or the Purchaser's solicitors is/are required to be hospitalised for being or suspected of being infected with any of the Diseases or isolated/quarantined/detained under the provisions of the PCDO or other similar legislation during the period before but inclusive of the Completion Date, completion of the sale and purchase herein shall be postponed to a day that is within 5 Business Days after such proprietor and/or any one of such partners is/are discharged from hospital and is/are no longer required to be isolated/quarantined/detained; and/or

25.4
where the Property is to be sold with vacant possession and the Property and/or the building/estate of which the Property forms part is isolated/quarantined/closed under the provisions of PCDO or other similar legislation on the Completion Date, restricting the Vendor and/or the Purchaser from access to/from the Property, then completion of the sale and purchase herein shall be postponed to a day that is within 5 Business Days after the Property or the building/estate of which the Property forms part is no longer required to be so isolated/quarantined/closed and usual access to/from the Property is gained.

26.	GOVERNING LAW

This agreement is governed by and shall be construed in accordance with the laws of Hong Kong Special Administrative Region.

27.	The Vendor shall permit the Purchaser and/or his potential mortgagee and/or their respective agents to inspect the Property upon reasonable prior notice:-

(a)           once prior to the Completion Date; and

(b)	on the Completion Date but prior to completion for the purpose of verifying delivery of vacant possession of the Property.

SCHEDULE 1

PART 1

(THE PROPERTY)

ALL THOSE 366 equal undivided 4,598th parts or shares of and in ALL THAT piece or parcel of ground registered in the Land Registry as ABERDEEN INLAND LOT NO.151 and of and in the messuages erections and buildings thereon now known as VITA TOWER No.29 Wong Chuk Hang Road (the Building) TOGETHER with the sole and exclusive right and privilege to hold use occupy and enjoy ALL THOSE TWENTY-FIRST FLOOR, TWENTY-SECOND FLOOR and TWENTY-THIRD FLOOR of the Building.

PART 2

(DEED OF MUTUAL COVENANT)

The Deed of Covenant registered in the Land Registry by Memorial No.UB2178917.

PART 3

(PRELIMINARY AGREEMENT)

The Preliminary Sale and Purchase Agreement dated the 22nd day February 2013 between the same parties and at the same purchase price as this agreement.

PART 4

(PURCHASER'S CAPACITY)

The Purchaser is buying the Property as sole owner.

PART 5

(VENDOR'S CAPACITY)

The Vendor is selling the Property as Beneficial Owner.

SCHEDULE 2

PART 1

(DATE AND TIME OF COMPLETION)

on or before 28 March 2013

(Between 9:00 a.m. and 5:00 p.m. on weekdays)

PART 2

(PURCHASE PRICE, INITIAL DEPOSIT, FURTHER DEPOSIT

AND BALANCE OF PURCHASE PRICE)

Purchase Price:	HONG KONG DOLLARS ONE HUNDRED EIGHTY FOUR MILLION ONE HUNDRED AND TEN THOUSAND ONLY (HK$184,110,000.00)
Initial Deposit:	HONG KONG DOLLARS NINE MILLION TWO HUNDRED FIVE THOUSAND AND FIVE HUNDRED ONLY (HK$9,205,500.00)
Further Deposit:	HONG KONG DOLLARS NINE MILLION TWO HUNDRED FIVE THOUSAND AND FIVE HUNDRED ONLY (HK$9,205,500.00)
Balance of Purchase Price:	HONG KONG DOLLARS ONE HUNDRED SIXTY FIVE MILLION SIX HUNDRED NINETY NINE THOUSAND ONLY (HK$165,699,000.00)

PART 3

(PURCHASER'S SOLICITORS)

Wilkinson & Grist (Reference: CYN/CL WG002-V1) or such other firm of solicitors of such address as may from time to time be notified to the Vendor by the Purchaser.

PART 4

(STAMP DUTY INFORMATION / CERTIFICATION)

Section 29B(1) information :-

1. Vendor's name and address	:	see page 1 of this agreement
2. Purchaser's name and address	:	see page 1 of this agreement
3. Vendor's identification/business registration number	:	see page 1 of this agreement
4. Purchaser's identification/business registration number	:	see page 1 of this agreement
5. Description and location of the Property	:	see Part 1 of Schedule 1
6. The Property is, within the meaning of Section 29A(1) of the Stamp Duty Ordinance (Cap. 117)	:	non-residential
7. The date of this agreement	:	see page 1 of this agreement
8. The date of any preceding unwritten sale agreement or agreement for sale made between the same parties and on the same terms	:	see the date of the Preliminary Agreement Part 3 of Schedule 1
9. The parties hereto have agreed that the Completion Date is the agreed date for a conveyance on sale/assignment pursuant to this agreement	:	see Part 1 of Schedule 2
10. There is an agreed consideration for the conveyance on sale/ assignment that is to, or may, take place pursuant to this agreement and the amount or value of the consideration is stated in	:	See Part 2 of Schedule 2
11.   Amount or value of any other consideration which each person executing this agreement knows has been paid or given, or has been agreed to be paid or given, to any person for or in connection with the agreement for sale or any conveyance on sale pursuant to that agreement (excluding legal expenses and estate agent's commission)

	:	nil
Section 29G certification :-
It is hereby certified that the transaction hereby effected does not form part of a larger transactions or of a series of transaction in respect of which the amount or value or the aggregate amount or value of the consideration exceeds
	:	N/A

SCHEDULE 3

(FIXTURES AND FURNITURE)

Nil

SIGNED by for and on behalf of the Vendor in the presence of:-	) ) ) ) ) (Signature of the Vendor) )

(Signature of the Vendor’s solicitors)

RECEIVED before the day and year first above written of and from the Purchaser the sum of HONG KONG DOLLARS NINE MILLION TWO HUNDRED FIVE THOUSAND AND FIVE HUNDRED ONLY being the Initial Deposit paid by the Purchaser to the Vendor
) ) ) HK$9,205,500.00 ) ============= ) )

(Signature of the Vendor) the Vendor

RECEIVED on the day and year first above written of and from the Purchaser the sum of HONG KONG DOLLARS NINE MILLION TWO HUNDRED FIVE THOUSAND AND FIVE HUNDRED ONLY being the Further Deposit paid by the Purchaser to the Vendor
) ) ) HK$9,205,500.00 ) ============= ) )

(Signature of the Vendor) the Vendor

SIGNED by for and on behalf of the Purchaser in the presence of:-	) ) ) ) ) (Signature of the Purchaser) )

(Signature of the Purchaser’s solicitors)